Superior Drilling Products, Inc. Delivered 9.5% Revenue Growth and

Generated $1.0 Million in Cash for First Quarter 2019

●	Revenue grew 9.5% over the prior year and 44.7% over the sequential quarter

●	Cash generated from quarter operations nearly doubled to $1.0 million

●	Making progress in Middle East market as runs with the Drill-N-Ream® increase

VERNAL, UT, May 9, 2019 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the first quarter ended March 31, 2019.

Troy Meier, Chairman and CEO, noted, “Our performance during the first quarter showed continued progress despite the challenges in the domestic oil and gas industry. Revenue growth in the quarter of 9.5% compared with the prior-year period was primarily due to improved contract terms with our legacy customer that resulted in greater volumes and higher prices being realized by Contract Services. In addition, the Middle East market’s adoption of our patented Drill-N-Ream (“DNR”) well bore conditioning tool is continuing to advance. While early in our international expansion efforts, we are excited by this market’s potential and the impact we expect it will have on 2019 results and beyond.”

He added, “We are furthering our relationships with our market channel partners in the Middle East as we build data validating the significant value proposition of the DNR. Similarly, the DNR continues to demonstrate its economic value in North America and in particular in the Permian Basin, where it has gained significant market share. Given industry conditions and efforts to grow market share, we are evaluating options to broaden our North American channels to market as well.”

First Quarter 2019 Review ($ in thousands, except per share amounts)

	Q1 2019	Q1 2018	$Y/Y Change	% Y/Y Change	Q4 2018	$ Seq. Change	% Seq. Change
Tool sales/rental	$1,753	$1,992	$(239)	(12.0)%	$426	$1,326	311.1%
Other Related Tool Revenue	1,691	1,533	158	10.3%	1,754	(62)	(3.5)%
Tool Revenue	3,444	3,525	(81)	(2.3)%	2,180	1,264	58.0%
Contract Services	1,592	1,075	517	48.1%	1,301	291	22.4%
Total Revenue	$5,036	$4,600	$436	9.5%	$3,481	$1,556	44.7%

When compared with the prior-year period, the increase in Contract Services revenue, which is comprised of drill bit and other repair and manufacturing services, was mostly the result of an enhanced contract with a major customer. Other Related Tool Revenue, which is comprised of royalties and fleet maintenance fees, increased due to an increasingly larger fleet of deployed DNR tools being actively used in drilling operations. These increases were partially offset by a decrease in Tool sales/rental. While tool rentals increased from activity in the Middle East, total tool sales/rental revenue declined on fewer DNR tool sales in the U.S. Additionally, the DNR is demonstrating a longer than previously expected tool life which has the effect of delaying new tool sales, but adds additional refurbishments per tool.

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Superior Drilling Products, Inc. Delivered 9.5% Revenue Growth and Generated $1.0 Million in Cash for First Quarter 2019

May 9, 2019

First Quarter 2019 Operating Expenses

($ in thousands)	Q1 2019	Q1 2018	$ Y/Y Change	% Y/Y Change	Q4 2018	$ Seq. Change	% Seq. Change
Cost of revenue	$2,043	$1,799	$244	13.6%	$1,670	$373	22.3%
As a percent of sales	40.6%	39.1%			48.0%
Selling, general & administrative	$2,069	$1,698	$371	21.9%	$2,116	$(47)	(2.2)%
As a percent of sales	41.1%	36.9%			60.8%
Depreciation & amortization	$1,011	$936	$75	8.0%	$940	$71	7.6%
Total operating expenses	$5,123	$4,433	$691	15.6%	$4,726	$397	8.4%
Operating income (loss)	$(87)	$168	$(254)	NM	$(1,245)	$1,158	NM
As a % of sales	(1.7)%	3.6%			(35.8)%
Net income (loss)	$(141)	$69	$(210)	NM	$(1,357)	$1,215	NM
Diluted earnings (loss) per share	$(0.01)	$0.00	$(0.01)	NM	$(0.05)	$0.05	NM
Adjusted EBITDA(1)	$1,106	$1,241	$(135)	(10.8)%	$219	$887	404.6%

The cost of revenue as a percentage of sales increased as a result of international start-up investments and the new repair facility in Abilene, Texas that were offset somewhat by higher Contract Services volume.

The $371 thousand increase in selling, general and administrative expense (SG&A) over the prior-year period reflects higher professional fees, stock compensation expense and accrued bonuses.

Net loss for the quarter was $141 thousand, while Adjusted EBITDA(1), a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was $1.1 million.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (1)See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

Balance Sheet and Liquidity

The cash balance at the end of the quarter was $4.3 million and working capital was $2.1 million. Cash generated from operations was $1.0 million, compared with $0.5 million in the first quarter of 2018.

Capital expenditures were $339 thousand in the first quarter and was primarily for DNR tools to support the expansion in the Middle East.

Total debt at the end of the first quarter was $10.4 million, down $0.5 million, or 4.6%, compared with $10.9 million at December 31, 2018. Total principal payments in 2019 on the Hard Rock note through April 5, 2019 was $1.5 million. The remaining principal balance on the note following the April payment was $4.5 million. In February 2019, the Company secured a new $4.3 million credit facility which included a $0.8 million term loan and a $3.5 million revolver at prime plus 2% and certain fees. The credit facility matures on February 20, 2023. At the end of the first quarter, there was approximately $700 thousand outstanding on the revolver with a capacity of $1.7 million based on the asset base available.

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Superior Drilling Products, Inc. Delivered 9.5% Revenue Growth and Generated $1.0 Million in Cash for First Quarter 2019

May 9, 2019

2019 Outlook and Guidance estimates:

Mr. Meier concluded, “We are focused on the significant market opportunities for our DNR and Strider Technology™ oscillation system. We believe our success at developing tools that increase drilling efficiencies and improve well economics will continue to be a driver of growth this year and beyond. We have potential with continued expansion of our market share in the U.S., the measurable opportunity for international growth and the introduction of the Strider, which we expect to have rapid market acceptance.”

Revenue:	$21 million to $23 million
Gross margin:	58% to 61%
SG&A expenses:	$8.0 million to $9.0 million
D&A:	$4.0 million to $4.3 million
Interest Expense:	Approximately $780 thousand
Capital Expenditures:	Approximately $2.8 million

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events.

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, May 16, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13689835, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Superior Drilling Products, Inc. Delivered 9.5% Revenue Growth and Generated $1.0 Million in Cash for First Quarter 2019

May 9, 2019

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, success at expansion in the Middle East, options available for market channels in North America, commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Delivered 9.5% Revenue Growth and Generated $1.0 Million in Cash for First Quarter 2019
May 9, 2019

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations

for the Quarter Ended March 31, 2019 and 2018

(unaudited)

	For the Three Months
	Ended March 31,
	2019	2018
Revenue	$5,036,346	$4,600,293

Operating cost and expenses

Cost of revenue	2,043,028	1,798,944
Selling, general, and administrative expenses	2,069,040	1,697,663
Depreciation and amortization expense	1,011,105	936,027

Total operating costs and expenses	5,123,173	4,432,634

Operating income (loss)	(86,827)	167,659

Other income (expense)
Interest income	123,386	92,428
Interest expense	(177,982)	(191,553)
Total other expense	(54,596)	(99,125)

Income (loss) before income taxes	$(141,423)	$68,534
Income tax expense	-	-
Net (loss) income	$(141,423)	$68,534

Basic income (loss) earnings per common share	$(0.01)	$0.00

Basic weighted average common shares outstanding	25,018,098	24,535,155

Diluted income (loss) per common Share	$(0.01)	$0.00

Diluted weighted average common shares outstanding	25,018,098	25,140,467

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Superior Drilling Products, Inc. Delivered 9.5% Revenue Growth and Generated $1.0 Million in Cash for First Quarter 2019

May 9, 2019

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$4,346,466	$4,264,767
Accounts receivable, net	2,778,901	2,273,189
Prepaid expenses	110,869	133,607
Interest Receivable	104,453	-
Inventories	1,231,753	1,003,623
Other current assets	158,131	-
Total current assets	8,730,573	7,675,186

Property, plant and equipment, net	8,165,336	8,226,009
Intangible assets, net	3,074,444	3,686,111
Related party note receivable	7,367,212	7,367,212
Other noncurrent assets	51,887	51,887
Total assets	$27,389,452	$27,006,405

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,341,800	$717,721
Accrued expenses	904,687	631,860
Income tax payable	3,640	3,640
Current portion of long-term debt, net of discounts	4,357,957	4,578,759
Total current liabilities	$6,608,084	$5,931,980

Long-term debt, less current portion, net of discounts	5,963,508	6,296,994
Total liabilities	$12,571,592	$12,228,974

Stockholders’ equity
Common stock (25,018,098 and 24,535,334)	25,018	25,018
Additional paid-in-capital	39,622,463	39,440,611
Accumulated deficit	(24,829,621)	(24,688,198)
Total stockholders’ equity	$14,817,860	$14,777,431
Total liabilities and shareholders’ equity	$27,389,452	$27,006,405

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Superior Drilling Products, Inc. Delivered 9.5% Revenue Growth and Generated $1.0 Million in Cash for First Quarter 2019

May 9, 2019

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Quarter Ended March 31, 2019 and 2018
(unaudited)

	March 31, 2019	March 31, 2018
Cash Flows From Operating Activities
Net Loss	$(141,423)	$68,534
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	1,011,105	936,027
Amortization of debt discount and deferred loan cost	1,603	17,061
Share based compensation expense	181,852	137,017
Income tax expense	-	-
Impairment of inventories	-	41,396
Loss (gain) on sale of assets	-	-
Changes in operating assets and liabilities:
Accounts receivable	(505,712)	(556,004)
Inventories	(228,130)	(6,079)
Prepaid expenses and other current assets	(239,846)	(54,991)
Accounts payable and accrued expenses	896,906	(62,113)
Other long-term liabilities	-	-
Net Cash Provided By Operating Activities	$976,355	$520,848

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(338,765)	(94,780)
Proceeds from sale of fixed assets	-	-
Net Cash Provided By (Used In) Investing Activities	(338,765)	(94,780)

Cash Flows From Financing Activities
Principal payments on debt	(1,993,172)	(625,905)
Proceeds from debt borrowings	800,000	-
Principal payments on revolving loans	(301,969)	-
Prroceeds from revolving loans	1,000,000	-
Debt issuance costs	(60,750)	-
Net Cash Used In Financing Activities	(555,891)	(625,905)

Net Increase in Cash	81,699	(199,837)
Cash at Beginning of Period	4,264,767	2,375,179
Cash at End of Period	$4,346,466	$2,175,342

Supplemental information:
Cash paid for interest	$247,865	$210,065

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018
November 8, 2018

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018

GAAP net income	$(141,423)	$68,534	$(1,356,901)
Add back:
Depreciation and amortization	1,011,105	936,027	940,048
Interest expense, net	54,596	99,125	93,929
Share-based compensation	181,852	137,017	146,745
Net non-Cash compensation	-	-	377,746
Loss on disposition of assets	-	-	14,013
Income tax expense (benefit)	-	-	3,640
Non-GAAP adjusted EBITDA(1)	$1,106,130	$1,240,703	$219,220

GAAP Revenue	$5,036,346	$4,600,293	$3,480,635
Non-GAAP Adjusted EBITDA Margin	22.0%	27.0%	6.3%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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